EXHIBIT 5.1

[OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

November 20, 2009

Select Comfort Corporation

9800 59th Avenue North

Minneapolis, MN 55442

Re:          Select Comfort Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Select Comfort Corporation, a Minnesota corporation (the “Company”), in connection with the registration by the Company of the offer and resale of 4,500,000 shares of common stock, $.01 par value per share, of the Company pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, on behalf of that certain selling shareholder named therein (the “Selling Shareholder”).  The shares consist of 2,500,000 shares of Common Stock issued pursuant to the Securities Purchase Agreement (the “Agreement”), dated October 2, 2009, between the Company and the Selling Shareholder (the “Outstanding Shares”), and up to 2,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants, dated November 13, 2009 (the “Warrants”), that were issued by the Company to the Selling Shareholder in connection with the closing of the transactions contemplated by the Agreement.

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that

1.             the Outstanding Shares being registered for resale by the Selling Shareholder under the Registration Statement have been duly authorized and validly issued, and are fully paid and non-assessable; and

2.             the Warrant Shares being registered for resale by the Selling Shareholder under the Registration Statement have been duly authorized, and when issued in accordance with the terms of the Warrants, and receipt by the Company of the consideration required therein, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP